Exhibit 99.1

National & Retail Trades and First Call

For release: July 12, 2007 at 8:30 AM (DST)

KOHL'S CORPORATION REPORTS JUNE COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – July 12, 2007 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended July 7, 2007 increased 2.0 percent over the five-week period ended July 1, 2006. On a comparable store basis, sales decreased 4.9 percent.

For the 22 weeks ended July 7, 2007, total sales were up 10.7 percent over the 22 weeks ended July 1, 2006.  On a comparable store basis, sales for the 22-week period increased 3.0 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “As expected, June sales were negatively affected by the shift of Memorial Day into fiscal May.  We continue to expect July’s sales to benefit from a calendar shift affecting our back-to-school business and our expectations are for July’s comparable store sales to increase in the mid-single digit range.”

The Company continues to expect its second quarter earnings per share to be $0.81 to $0.85 per diluted share.

	Sales Summary
	($ in millions)
	Fiscal Period Ended		% Inc.	This Year
	July 7,	July 1,	All	Comp
	2007	2006	Stores	Stores

June	$1,345.2	$1,318.3	2.0%	-4.9%
QTD	$2,537.1	$2,324.5	9.1%	1.8%
YTD	$6,109.2	$5,520.8	10.7%	3.0%

On July 7, 2007, the Company operated 834 stores in 46 states, compared to 749 in 43 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, beginning at 8:30 AM EDT on Thursday, July 12.  The dial-in number for the replay is (719) 457-0820 (Pass Code:  4535615).

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 834 stores in 46 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464